Exhibit 99.1

Pacific Biosciences of California, Inc. Announces

Fourth Quarter 2012 Financial Results

Menlo Park, Calif. – February 5, 2013 – Pacific Biosciences of California, Inc. (Nasdaq: PACB) today announced financial results for the fourth quarter ended December 31, 2012.

During the fourth quarter of 2012, the Company recognized revenue from installations of its PacBio RS systems, SMRT® Cell and reagent consumables, instrument service contracts and grants. Revenue for the fourth quarter of 2012 totaled $5.9 million compared to revenue of $2.8 million for the third quarter of 2012. Net loss for the quarter was $21.7 million compared to the $22.7 million net loss during the third quarter of 2012.

Gross profit for the fourth quarter of 2012 totaled $0.6 million, resulting in a gross margin of 11%, compared to a $0.2 million gross profit for the third quarter of 2012 and a gross margin of 7%.

Operating expense totaled $22.3 million for the fourth quarter of 2012 and $22.8 for the third quarter of 2012. Operating expense in the fourth quarter of 2012 include $2.4 million of non-cash stock-based compensation with $1.2 million and $1.2 million recorded in research and development, and selling, general and administrative expenses, respectively.

Cash and investments at December 31, 2012 totaled $100.6 million compared to $119.4 million at September 30, 2012.

The Company’s system backlog as of December 31, 2012 includes orders for 5 PacBio RS instruments.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its fourth quarter 2012 results today at 4:30pm Eastern / 1:30pm Pacific. Investors may listen to the call by dialing 888.366.7247, or if outside the U.S., by dialing +1.707.287.9330. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers the PacBio® RS High Resolution Genetic Analyzer to help scientists solve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) technology, the company’s products enable: targeted sequencing to more comprehensively characterize genetic variations; de novo genome assembly to more fully identify, annotate and decipher genomic structures; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. By providing access to genetic information that was previously inaccessible, Pacific Biosciences enables scientists to increase their understanding of biological systems.

Forward-Looking Statements

This press release contains forward-looking statements relating to the Company’s operations and operating results, including statements relating to the Company’s backlog and future revenue implied by such backlog. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and that could materially affect actual results. Factors that could materially affect actual results can be found in Pacific Biosciences of California’s filings with the Securities and Exchange Commission, including the most recently filed Quarterly Report on Form 10-Q, including those listed under the caption “Risk Factors.” Pacific Biosciences of California expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Quarters Ended
	December 31, 2012	September 30, 2012	December 31, 2011
Revenue:
Product revenue	$4,279	$1,268	$11,519
Service and other revenue	1,339	1,283	760
Grant revenue	260	225	165

Total revenue	5,878	2,776	12,444

Cost of revenue:
Cost of product revenue	3,847	960	9,642
Cost of service and other revenue	1,404	1,626	1,265

Total cost of revenue	5,251	2,586	10,907

Gross profit	627	190	1,537

Operating expense:
Research and development	11,652	12,626	12,415
Sales, general and administrative	10,669	10,143	11,811

Total operating expense	22,321	22,769	24,226

Operating loss	(21,694)	(22,579)	(22,689)
Other income (expense), net	25	(150)	(134)

Net loss	$(21,669)	$(22,729)	$(22,823)

Basic and diluted net loss per share	$(0.39)	$(0.41)	$(0.42)

Shares used in computing basic and diluted net loss per share	56,166	55,877	54,861

Pacific Biosciences of California, Inc.

Unaudited Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Year to Date
	December 31, 2012	December 31, 2011
Revenue:
Product revenue	$20,089	$31,486
Service and other revenue	4,959	1,487
Grant revenue	935	890

Total revenue	25,983	33,863

Cost of revenue:
Cost of product revenue	18,796	18,725
Cost of service and other revenue	6,247	2,104

Total cost of revenue	25,043	20,829

Gross profit	940	13,034

Operating expense:
Research and development	47,623	76,080
Sales, general and administrative	47,655	46,710

Total operating expense	95,278	122,790

Operating loss	(94,338)	(109,756)
Other income (expense), net	(127)	368

Net loss	$(94,465)	$(109,388)

Basic and diluted net loss per share	$(1.69)	$(2.03)

Shares used in computing basic and diluted net loss per share	55,733	53,874

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands, except per share amounts)

	December 31, 2012	September 30, 2012	December 31, 2011
Assets
Cash and investments	$100,580	$119,402	$177,434
Accounts receivable	2,822	532	4,557
Inventory	9,592	10,202	15,517
Prepaid and other current assets	2,006	2,202	2,093

Total current assets	115,000	132,338	199,601
Property and equipment	14,329	15,514	18,398
Other assets	354	356	317

Total Assets	$129,683	$148,208	$218,316

Liabilities and Stockholders’ Equity
Accounts payable	$2,988	$2,897	$4,742
Deferred revenue	3,378	3,555	4,236
Accrued and other current liabilities	8,377	7,174	10,398

Total current liabilities	14,743	13,626	19,376
Facility financing and other non-current liabilities	5,558	6,045	7,477
Stockholders’ equity	109,382	128,537	191,463

Total Liabilities and Stockholders’ Equity	$129,683	$148,208	$218,316